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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
    Youngblood, Dr. Kneeland                  Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)              Starwood Hotels & Resorts         (Month/Day/Year)
     (Last)     (First)     (Middle)          April 2, 2001                 Worldwide, Inc "HOT"
    Pharos Capital Group LLC               ----------------------------  ------------------------------   7. Individual or Joint/
    100 Crescent Court, Ste 1740           3. I.R.S Indentification      5. Relationship of Reporting        Group Filing (Check
----------------------------------------      Number of Reporting             Person(s) to Issuer            Applicable Line)
             (Street)                         Person, if an entity            (Check all applicable)           _X_ Form filed by One
    Dallas,         TX         75201          (voluntary)                 _X_ Director   ___  10% Owner           Reporting Person
--------------------------------------     ----------------------------  ___ Officer    ___   Other          ___ Form filed by More
      (City)      (State)      (Zip)                                     (give title below)  (specify below)     than One Reporting
    USA                                                                        ---------------------------       Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

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                                        Youngblood, Dr. Kneeland - April 2, 2001

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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:
                                                                                            /s/ Dina F. Diagonale          4-9-01
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.            Dina Diagonale, Attorney-in-Fact
  If space is insufficient, See Instruction 6 for procedure.                           Dr. Kneland Youngblood

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1473 (3-99)
displays a currently valid OMB number.
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